Exhibit 3.1

Amendment to Restated Bylaws

THIS AMENDMENT to the Restated Bylaws of Amkor Technology, Inc. is dated as of August 21, 2013.

Article II, Section 2.7 of the Restated Bylaws is hereby amended and restated in its entirety to read as follows:

2.7 ORGANIZATION

The Chairman of the Board shall, if present, preside at each meeting of the stockholders and of the Board and shall perform such other duties and responsibilities set forth in these Bylaws or as may be determined by the Board of Directors from time to time.

The Vice Chairman of the Board, if any, shall assist the Chairman of the Board and have such other duties and responsibilities set forth in these Bylaws or as may be determined by the Board of Directors or the Chairman of the Board from time to time.

If at any time the Chairman of the Board is not independent as that term is defined under the then applicable rules and regulations of each national securities exchange upon which shares of the common stock of the corporation are listed for trading and of the Securities and Exchange Commission, the independent directors shall annually designate from among them a “Lead Independent Director” having the duties and responsibilities set forth in the corporation’s Corporate Governance Guidelines and as otherwise determined by the Board of Directors from time to time.

Meetings of the Board of Directors shall be presided over by the Chairman of the Board, if any, or in his absence by the Vice Chairman of the Board, if any, or in their absence by the Lead Independent Director, if any, or in the case of absence by all such persons, a chairman chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his absence the chairman of the meeting may appoint any person to act as secretary of the meeting.

The corporation may have, at the discretion of the Board of Directors, an Executive Chairman of the Board. The Executive Chairman shall, if one is designated by the Board of Directors and if present, preside at all meetings of the stockholders and of the Board of Directors, assist the directors and the senior officers of the corporation in the formulation of the strategy and policies of the corporation, shall be available to the officers for consultation and advice, and exercise and perform such other powers and duties as may be from time to time assigned by the Board of Directors. The Executive Chairman, if so designated by the Board of Directors, shall not be considered an officer of the corporation.